UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2011

VIRGIN MEDIA INC.

(Exact name of Registrant as specified in its charter)

Delaware	File No. 000-50886	59-3778427
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Third Avenue, Suite 2863, New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (212) 906-8440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On September 8, 2011, Virgin Media Inc. (“Virgin Media”) entered into an agreement with Goldman, Sachs & Co. (“Goldman Sachs”)  to effect a US$ 250 million capped accelerated stock repurchase program (the “ASR Program”). Virgin Media will repurchase shares in the ASR Program as part of the £625 million share repurchase program that it announced in Virgin Media’s Earnings Release, which was filed on July 27, 2011 on Form 8-K.

Under the ASR Program, Virgin Media will pay US$ 250 million to Goldman Sachs from available cash on hand to repurchase outstanding shares of Virgin Media common stock. Virgin Media expects to receive a substantial majority of the shares to be delivered by Goldman Sachs in the ASR Program on September 13, 2011. The specific number of shares that Virgin Media ultimately will repurchase in the ASR Program will be based generally on the daily volume-weighted average share price of Virgin Media common stock over the duration of the ASR Program, subject to a cap provision that establishes a minimum number of repurchased shares.  The minimum share number will depend upon the daily volume-weighted average share price of Virgin Media’s common stock during an agreed initial period that will conclude on September 19, 2011, subject to extension or reduction as permitted under the ASR Program. Final settlement of the repurchase contemplated by the ASR Program is to occur no later than December 8, 2011, although the completion date may be accelerated at the option of Goldman Sachs or, under certain circumstances, extended.  At settlement, under certain circumstances, Virgin Media may be entitled to receive additional shares of Virgin Media common stock from Goldman Sachs, or, under certain limited circumstances, Virgin Media may be required to deliver shares or make a cash payment (at its option) to Goldman Sachs. In connection with the ASR Program, Goldman Sachs on its own behalf is expected to purchase Virgin Media common stock in the open market. All of the repurchased shares delivered to Virgin Media will be held in treasury or retired.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2011	VIRGIN MEDIA INC.

	By:	/s/ Scott Dresser
Scott Dresser
Secretary